Limelight Appoints Michael DiSanto to Become Chief Administrative and Legal Officer
Leader in Content Delivery Networks (CDN) Taps Media Industry Veteran with Deep Experience in Emerging and Public Companies
TEMPE, Ariz., March 19, 2015 - Limelight Networks, Inc. (Nasdaq:LLNW) (“Limelight”), a global leader in digital content delivery, today announced that it has appointed Michael D. DiSanto to become the company’s chief administrative and legal officer reporting to Limelight CEO, Robert Lento.
Mr. DiSanto brings with him more than 16 years of experience representing publicly traded and emerging growth companies. Prior to joining Limelight, he was a partner at Bingham McCutchen LLP from 2013 to 2014. Before that, Mr. DiSanto was a partner at Dinsmore & Shohl from 2010 to 2013, where he served as the vice chair of the corporate department and chair of the M&A and venture capital practice groups. While at Dinsmore, he served as chief legal officer of Maker Studios, a leading digital media company that was acquired by The Walt Disney Company in 2014.
“Mike’s broad experience in managing the complex legal and administrative challenges of both emerging and public companies, especially in the media industry, will be an important addition to Limelight,” stated Bob Lento, Limelight CEO. “I look forward to his contributions as a key member of our executive team.”
Earlier, Mr. DiSanto co-founded the Silicon Valley office of Reed Smith LLP. He earned a B.A. from Vanderbilt University, and a J.D. from Santa Clara University School of Law.
“Limelight is an exciting company, well positioned within a growing and dynamic industry,” stated Mr. DiSanto. “I’m delighted to join this distinguished team in focusing on the opportunities before us.”
About Limelight
Limelight Networks, Inc. (NASDAQ: LLNW), a global leader in digital content delivery, empowers customers to better engage digital audiences by enabling them to manage and deliver digital content on any device, anywhere in the world. The company’s award winning Limelight Orchestrate™ platform includes an integrated suite of content delivery technology and services that helps organizations deliver exceptional multi-screen experiences, improve brand awareness, drive revenue, and enhance customer relationships — all while reducing costs. For more information, please visit www.limelight.com, read our blog, follow us on Twitter® at www.twitter.com/llnw and be sure to visit Limelight Connect.
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